Exhibit 10.8

AUXO TECHNOLOGY LABS CONSULTING AGREEMENT

This AGREEMENT is made on 4/14/2020, (the “Effective Date”), by and between ConversionLabs Inc. located at 800 Third Avenue, Suite 2800, New York, NY 10022 (“Client”) and Auxo Technology Labs LLC, located at 300 South Pine Island Rd STE 307, Plantation, FL, 33324 (“Consultant”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Services.

1.1. Services. Consultant will provide Client with the services necessary to complete the work as described in this Agreement and each Statement of Work (“Services”). The Services and deliverables necessary to perform the work described in each Statement of Work are collectively defined as the “Engagement.” Statement of Work #1 is attached hereto as Exhibit A.

1.2. Deliverables. The Services shall include design and delivery of software, documentation, graphics images, text and other items required to implement the work described in the Statement of Work (the “Deliverables”). Consultant shall deliver all software to Client in both source code and object code format, along with all related documentation reasonably required to support and utilize the Deliverables (e.g., data schema, metadata schema, etc.).

1.3. Additional Services. In the event that Client desires Consultant to perform services beyond the initial Engagement, Consultant and Client shall mutually agree upon the specifications and charges for such services in writing (each, a “Statement of Work”). Each executed Statement of Work shall be deemed incorporated into this Agreement as an exhibit and shall be treated as Services under the applicable terms of this Agreement. A Statement of Work may consist of a written purchase order, a separate written work statement identifying the scope of the services to be performed or such other written document as mutually agreed upon, in writing, by Client and Consultant. Each Statement of Work shall contain the following information, as may be applicable for the particular service requirement: (a) the details of the scope and type of service to be performed by Consultant, including deliverables (if any), labor requirements, and time estimates for completion of the services; (b) functional and/or design specifications as are mutually determined; (c) project plan; and (d) any other additional terms and conditions as required for the performance of the services. Alternatively, the parties may modify an existing Statement of Work through a change order or other amendment executed by both parties.

1.4. Location and Access Policies. During the course of this Agreement, Consultant may be required to access the facilities or systems of Client. In such instances, Consultant shall comply with all facility and access policies applicable to personnel and contractors of such entities (including, without limitation, signing non-disclosure agreements or access agreements as reasonably required by such entities), provided Consultant has received a copy of such policies.

2. Project Plan; Acceptance Testing.

2.1. Engagement Project Plan. Each Engagement shall be subject to a mutually agreed project plan, as detailed in the applicable Statement of Work. The parties shall meet regularly during each Engagement to discuss the status of the Project Plan, critical path items and any anticipated delays or concerns that may arise. At any point during any Statement of Work, upon Client’s request the parties will meet to renegotiate the scope and timeframe of the Deliverables for the applicable Engagement.

2.2. Achievement of Payment Milestones. If the applicable Statement of Work outlines payment criteria dependent on milestones, Client shall use such criteria as defined in the Statement of Work to determine Consultant’s achievement of each milestone and shall do so promptly upon Consultant’s notice that the milestone has been reached

2.3. Final Acceptance Period. Client shall have a period of forty-five (45) days following delivery of the final Deliverables and associated Consultant Work Product during which Client may engage in testing such materials in test and/or production environments. For purposes of clarification, the testing period shall not begin until Consultant has completed Deliverables and associated Consultant Work Product in accordance with the specifications in the applicable Statement of Work (and the quality control standards described in Section 2.4 below as applicable). Client shall promptly notify Consultant of any issues identified during testing, which Consultant shall promptly address and resubmit for testing hereunder. In the event that the Deliverables (and any resubmission thereof) do not successfully pass testing hereunder within ninety (90) days of the start of testing, Client may discontinue testing and terminate the applicable Engagement.

3. Personnel.

3.1. Consultant shall assign sufficient personnel at appropriate levels of experience and responsibility to timely perform its obligations under this Agreement. Consultant shall use reasonable efforts to maintain continuity of personnel working on each Engagement and shall not remove any such personnel without Client’s prior approval, not to be unreasonably withheld, unless such personnel are promoted out of the applicable position or leave the company. In the event that Consultant replaces personnel (other than at Client’s request), Consultant shall provide the necessary training to and services by the replacement personnel at no expense to Client for such individual(s) to become familiar with the applicable Engagement. In the event that Client has any issues with any Consultant personnel, Consultant shall promptly meet with Client to discuss and work to address the issues.

3.2. All persons furnished, used, retained or hired by or on the behalf of Consultant shall be considered to be solely the employees or agents of Consultant. Consultant shall be responsible for payment of any and all unemployment, social security, and other payroll related taxes for its employees and agents, as applicable, including any related assessments and contributions required by law. Consultant shall also ensure that all personnel involved in performing the Services are subject to written confidentiality obligations and intellectual property assignment obligations substantively similar to the terms of this Agreement. With respect to any personnel that will have access to lab data or the facilities or systems of any pharmaceutical company working with Client, Consultant shall run industry standard drug testing and background screening.

4. Fees.

4.1. Services. Client shall pay the fees set forth in each Statement of Work.

4.2. Timing of Payments. With respect to time and materials Engagements, Consultant shall invoice Client for fees actually incurred on a monthly basis unless otherwise specified in the applicable Statement of Work.

4.3. Expenses. Unless otherwise stated in the applicable Statement of Work, Client will reimburse Consultant for all business travel and other out-of-pocket expenses reasonably incurred by Consultant, including transportation, food and lodging, provided that such expenses have been approved in advance by Client in writing (which may include email). In any event, expenses shall not exceed ten percent (10%) of the service fees chargeable for the applicable Statement of Work unless otherwise approved by Client and in such cases, Consultant will provide Client with an itemized list of all expenses incurred by Consultant, together with receipts for such expenses, and such other documentation as Client may reasonably request.

4.4. Third Party Software. Client shall be solely responsible for all license fees attributable to any Third Party Software used pursuant to Section 6.3 unless such fees are identified in the applicable Statement of Work specifically state that Consultant is responsible for such license fees.

5. Term; Termination.

5.1. Agreement Term; Engagement Term. The Term of this Agreement shall begin on the Effective Date and continue until terminated hereunder; provided, however, that this Agreement shall survive with respect to any then currently outstanding Statements of Work until the applicable Engagements are completed or subsequently terminated. The Term of each Engagement shall be defined in the applicable Statement of Work, as may be extended by the parties by mutual agreement.

5.2. Termination for Cause. Either party may terminate the applicable Statement of Work (or the entire Agreement) upon written notice if the other party materially breaches any of its obligations and fails to cure such breach within thirty (30) days of notice thereof. In addition, in the event that Consultant fails to complete any milestone, due solely to Consultant’s fault and at no fault of Client, within fifteen (15) days of the date specified for such milestone in the Statement of Work, Client may terminate such Statement of Work upon written notice to Consultant. Either party may terminate this Agreement if the other party makes a general assignment for the benefit of creditors, is subject of a petition for bankruptcy, has a receiver appointed or is otherwise declared insolvent. In the event that Consultant desires to terminate for cause, other than non-payment, and Client disputes such termination, Consultant shall continue to perform the Services upon Client’s request during the pendency of any dispute.

5.3. Termination without Cause. Client may terminate this Agreement or any Statement of Work without cause upon forty-five (45) days’ written notice to Consultant. In such event, Client shall pay to Consultant the fees for work actually performed (if the Statement of Work is on a time and materials basis) or, if the Statement of Work is on a fixed fee basis, a pro-rata portion of the fees associated with the milestone which Consultant is then currently working to achieve, on a percentage completion basis.

5.4. Effect of Termination. In the event of termination of an Engagement, Consultant shall immediately deliver to Client all Deliverables completed through the date of termination, Consultant Work Product and any other work in progress developed or then in development. With respect to software, such materials shall be delivered in both source code and object code formats. Consultant shall also return or destroy all copies of Confidential Information, as defined below, to Client. Notwithstanding the above, in the event Consultant terminates an Engagement due to non-payment, Consultant shall not be obligated to provide any Deliverables, Consult Work Product or other work in progress developed or then in development, until payment for such Deliverables or work product has been received by Consultant.

6. Ownership and License.

6.1. Client Property. Unless specified differently in a Statement of Work, Consultant agrees that all items delivered by Consultant to Client and all information and intellectual property arising from Consultant’s work for Client (such as ideas, technology, software, inventions, concepts, discoveries, developments, improvements and innovations, whether or not patentable or reduced to practice) conceived, made or developed by Consultant whether alone or together with others, during the course of an Engagement shall become the exclusive property of Client upon full payment of the respective SOW. All of the rights and things described in the foregoing sentence, and all intellectual property, trade secrets or other proprietary rights relating thereto shall be defined, collectively, as the “Consultant Work Product.” Consultant Work Product shall not include any third party materials described in Section 6.2 or any Retained Property described in Section 6.3. Consultant agrees that all Consultant Work Product is work made for hire for Client under the copyright laws of the United States. Consultant hereby gives, transfers and assigns to Client all right, title and interest, including all rights in the nature of patent, copyright, trade secret or other intellectual property or proprietary rights, now or hereafter arising in and to the Consultant Work Product not otherwise owned by Client (as a work for hire or otherwise), and hereby assigns to Client or waives any so-called “moral rights” in the Consultant Work Product, to the extent permitted by law. Consultant agrees to execute and deliver such additional documents and take such additional reasonable actions as Client deems necessary or convenient to perfect or evidence Client’s ownership of the Consultant Work Product or to enable Client to record this Agreement and/or secure rights of copyright and/or letters patent in its name, or otherwise to enforce its rights in the Consultant Work Product in any country throughout the world or otherwise carry out the provisions of this Section 6.1.

6.2. Third Party Materials. Consultant shall not incorporate any third party materials (including, without limitation, open source software, freeware, shareware, so called “public domain” materials, etc.) into any Deliverables or Consultant Work Product hereunder without Client’s prior written consent.

6.3. Retained Property.

6.3.1. Identifying Retained Property. Consultant shall own all intellectual property rights in and to any software, know-how or technology developed by Consultant prior to execution of, or independent of, this Agreement and used or delivered in any Deliverable; provided, however, that such software or technology is identified in the Statement of Work or otherwise mutually agreed upon by the parties in writing (collectively, the “Retained Property”). In addition, Consultant shall not incorporate any Retained Property into any Deliverables or Consultant Work Product without Client’s prior written consent. In the event that it is subsequently determined that Consultant incorporated Retained Property into the Deliverables or Consultant Work Product without Client’s prior written consent, Consultant will remove and replace the Retained Property at its own expense upon Client’s request.

6.3.2. License to Retained Property. Upon receipt of full payment of the respective Statement of Work, Consultant grants to Client and its affiliates a non-exclusive, perpetual, irrevocable, paid-up, royalty free, worldwide license and related rights to reproduce, display, perform, prepare derivative works of, modify, distribute, make, have made, import, export, sell and otherwise use the Retained Property (including all intellectual property and proprietary rights therein, such as copyrights and patents obtained with respect to inventions embodied in the Retained Property), and to sublicense any of the foregoing rights, in connection with the Consultant Work Product or any components or derivatives thereof.

7. Warranties; Indemnification.

7.1. Consultant represents and warrants that:

(i) the Services will be performed in a timely, competent and workmanlike manner by individuals of appropriate training and experience, and that all work will meet or exceed industry standards.

(ii) the Deliverables and Retained Property do not and will not violate or infringe upon the rights of any third party, including without limitation, trademark, trade secret, copyright, patent or other proprietary rights of any kind.

(iii) Consultant has the right and authority to grant all of the licenses set forth in this Agreement and that such licenses shall not violate the rights of any third party.

(iv) the Deliverables, as designed and implemented by Consultant, does not, and shall not, contain any programming devices (e.g., viruses, key locks, etc.) which would (a) cause an unforeseen disruption in the performance of the Deliverables, or (b) permit Consultant personnel or other third parties to access the Deliverables or any of Client’s equipment connected to the Deliverables without Client’s authorization.

(v) the Deliverables shall perform in material accordance with the mutually agreed upon specifications for at least one hundred eighty (180) days after acceptance thereof.

7.2. Consultant will defend, indemnify and hold Client, and its affiliates, members, employees, distributors, and licensees harmless from and against any and all losses, costs, damages, liabilities, claims or expenses in connection with third party claims arising out of any breach of the representations and warranties set forth in Section 7.1(ii) or (iii).

8. Confidential Information.

8.1. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party’s business, plans, employees, and other information held in confidence by the other party (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Client’s Confidential Information includes, without limitation: (a) information meeting the foregoing requirements that Consultant may receive or access from current, former or prospective Client members; (b) any laboratory data provided to Consultant for use under this Agreement and any business plans related to commercialization or distribution of any Deliverables, regardless of whether or not marked confidential; and (c) the Deliverables and all work-in-progress related thereto. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as necessary to meet its obligations under this Agreement, nor disclose to any third party (except as required by law or to that party’s attorneys, accountants and other advisors as reasonably necessary), any of the other party’s Confidential Information and will take reasonable precautions to protect the confidentiality of such information, at least as stringent as it takes to protect its own Confidential Information.

8.2. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party. The receiving party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided, however, that the receiving party shall give the disclosing party prompt notice, and shall use its reasonable efforts to cooperate with the disclosing party, at the disclosing party’s cost, if the disclosing party wishes to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.

8.3. In the event of any improper disclosure or loss of Confidential Information, the receiving party shall immediately notify the disclosing party.

8.4. Consultant shall not make any public statements or issue any press releases about this Agreement, any Engagement hereunder or the status thereof without Client’s prior approval unless such statements simply confirm the information previously publicly disclosed by Client. In the event that Client requests Consultant to participate in meetings with, or independently meet/interview, third parties, the parties shall mutually agree upon the statement describing Consultant’s involvement and role in the applicable project.

8.5. Each party acknowledges that any breach of any provision of this Section by either party, or its Personnel, will cause immediate and irreparable injury to the non-breaching party, and in the event of such breach, the injured party shall be entitled to seek injunctive relief in addition to any and all other remedies available at law or in equity.

9. Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and exclusive jurisdiction for any dispute arising out of this Agreement shall be the courts located in Miami Dade, Florida. Each party hereby irrevocably consents to the personal jurisdiction of such courts.

10. Assignment. This Agreement and the rights and obligations herein may not be transferred or assigned by Consultant without the prior written consent of Client.

11. Miscellaneous. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter, and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such subject matter. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement will be considered a waiver thereof of such party’s rights thereafter to exercise or enforce each and every right and provision of this Agreement. No single waiver will constitute a continuing or subsequent waiver. No waiver, modification or amendment of any provision of this Agreement will be effective unless it is in writing and signed by the parties, but it need not be supported by consideration. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined by any tribunal of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that any such invalid or unenforceable provisions shall be deemed replaced with valid and enforceable provisions that achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions. Neither party shall be considered to be in default in the performance of its obligation under this Agreement, to the extent that the performance of any such obligation is prevented or delayed by acts or events, which are beyond the reasonable control of the affected party. Such acts or events shall include but not be limited to acts of God, civil or military authority, civil disturbance, war, strikes, fires, other catastrophes, or other “force majeure” events beyond the parties’ reasonable control. The parties shall be deemed to be independent contractors and neither party shall be considered or permitted to be an agent, servant, joint venture or partner of the other. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The provisions contained in Sections 5.4, 6, 7.2 and 8-11 shall survive expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above set forth.

Conversion Labs Inc.		Auxo Technology Labs LLC

By:	/s/ Justin Schreiber	By:	/s/ Ralph Musgrove
Name:	Justin Schreiber	Name:	Ralph Musgrove
Title:	CEO	Title:	Managing Member

EXHIBIT A

Statement of Work (SOW) #1

EXHIBIT A - Pricing

Payment Terms:

1.	Initial Payment. Client will pay $55,000 to Consultant upon execution of this Consulting Agreement.
2.	Option Payment. Upon delivery of the TeleHealth Patform, Client shall issue Consultant 500,000 (five hundred thousand) stock options at a strike price of 23 cents with the options vesting after 2 years or the stock price reaching $1 (one dollar), whichever comes first.
3.

Monthly Payments. Client shall pay Consultant monthly payments in the aggregate amount of Ninety Five Thousand Dollars ($95,000.00) by making payments of Two Thousand Five Hundred Dollars ($2,500.00) on the first day of each month for the next 38 months. All payments are to be made by wire-transfer to Chase Bank, Acct. Number: 268393235, Routing Number: 267084131, Account Name: Auxo Technology Labs, LLC.

ConversionLabs Inc.	Auxo Technology Labs, LLC

By:	By:

Name:	Ralph Musgrove

Title:	Director

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